Exhibit 10.2

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made and entered into, effective as of the 25th day of October 2024 (the “Effective Date”), by and between BankProv, a Massachusetts-chartered stock bank (the “Bank”) and Kenneth R. Fisher (the “Executive”). Any reference to the “Company” shall mean Provident Bancorp, Inc., the holding company of the Bank.

RECITALS

WHEREAS, the Bank desires to continue to employ the Executive in an executive capacity in the conduct of its businesses, and the Executive desires to be so employed on the terms contained in this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and upon the other terms and conditions hereinafter provided, the parties hereby agree as follows:

1.     POSITION AND RESPONSIBILITIES.

(a)     Employment. During the Term (as defined in Section 2(a)) of this Agreement, the Executive agrees to serve as Executive Vice President and Chief Financial Officer of the Bank (the “Executive Position”), and will perform the duties of and have all powers associated with the Executive Position as are appropriate for a person in the position of the Executive Position, as well as those as shall be assigned by the President and Chief Executive Officer of the Bank. As Executive Vice President and Chief Financial Officer of the Bank, the Executive will report directly to President and Chief Executive Officer of the Bank. During the period provided for in this Agreement, the Executive also agrees to serve, if elected, as an officer and/or director of any subsidiary or affiliate of the Bank and in such capacity to carry out the duties and responsibilities reasonably appropriate to any such position.

(b)     Responsibilities. During the Executive’s employment hereunder, the Executive will be employed on a full-time basis and devote the Executive’s full business time and best efforts, business judgment, skill and knowledge to the performance of the Executive’s duties and responsibilities related to the Executive Position. Except as otherwise provided in Section 1(c), or as may be approved by the Board of Directors of the Bank (the “Board of Directors”), the Executive will not engage in any other business activity during the Term.

(c)     Service on Other Boards and Committees. The Bank encourages participation by the Executive on community boards and committees and in activities generally considered to be in the public interest and which do not compete with the Bank or interfere with the Executive’s duties for the Bank, but the Board of Directors shall have the right to disapprove, in its sole discretion, the Executive’s participation on those boards and committees.

2.     TERM.

(a)     Term and Annual Renewal. The term of this Agreement shall commence as of the Effective Date and shall continue thereafter for a period of two (2) years (the “Term”). Upon notice to the Executive at least thirty (30) days before the expiration of the Term, the Board of Directors may extend the Term for an additional two (2) years. For avoidance of doubt, any extension to the Term will become the new “Term” for purposes of this Agreement.

(b)     Change in Control. Notwithstanding the foregoing, in the event the Bank or the Company has entered into an agreement to effect a transaction that would be considered a Change in Control, as defined in Section 5, the Term will automatically extend so that it expires no less than two (2) years beyond the effective date of the Change in Control, subject to extensions as set forth in Section 2(a).

(c)     Continued Employment Following Expiration of Term. Nothing in this Agreement mandates or prohibits the continued employment of the Executive following the expiration of the Term.

3.     COMPENSATION, BENEFITS AND REIMBURSEMENT.

(a)     Base Salary.         In consideration of the Executive’s performance of the responsibilities and duties set forth in this Agreement, the Executive will receive an annual base salary of $370,000 per year (“Base Salary”). The Bank will pay the Base Salary in accordance with its customary payroll practices. During the Term, the Board of Directors (or the Compensation Committee of the Board of Directors (the “Compensation Committee”)) may increase the Executive’s Base Salary. Any change in Base Salary will become the new “Base Salary” for purposes of this Agreement.

(b)     Bonus and Incentive Compensation. The Executive (1) is eligible to participate in any bonus plan or arrangement of the Bank in which senior management is eligible to participate, pursuant to which a bonus may be paid to the Executive in accordance with the plan or arrangement; and/or (2) may receive a bonus, if any, on a discretionary basis, as determined by the Board of Directors or the Compensation Committee. Any short-term annual bonus opportunity established for a particular year shall have a target equal to thirty (30) percent of base salary subject to (a) the terms of the applicable plan documents, (b) generally applicable policies of the Bank and (c) the discretion of the Board of Directors or its Compensation Committee (or any administrative or other committee provided for in or contemplated by any applicable plan), the application of which may result in a lower bonus or no bonus, as applicable.

(c)     Benefit Plans. The Executive will be entitled to participate in all employee benefit plans, arrangements and perquisites offered to senior management of the Bank, as in effect from time to time, on terms and conditions no less favorable than the plans, arrangements and perquisites that are available to other members of senior management of the Bank, to the extent consistent with applicable law and subject to the terms of the applicable plans. The Bank reserves the right to amend or cancel any employee benefit plans, arrangements, and perquisites at any time in its sole discretion.

(d)     Leave and Paid Time Off. The Executive will be entitled to paid time off each year during the Term measured on a calendar year basis, in accordance with the Bank’s customary practices and in accordance with the Bank’s policies and procedures for officers, in addition to all holidays observed by the Bank.

(e)     Expense Reimbursements. The Bank will reimburse the Executive for all reasonable travel, entertainment and other expenses incurred by the Executive in performing the Executive’s obligations under this Agreement, including, without limitation, fees for memberships in organizations that the Executive and the Board of Directors or the Compensation Committee mutually agree are necessary and appropriate in connection with the performance of the Executive’s duties under this Agreement. All reimbursements will be made as soon as practicable upon substantiation of the expenses by the Executive in accordance with the applicable policies and procedures of the Bank and, in any event, no later than the last day of the calendar year immediately following the calendar year in which the Executive incurred the expense.

4.     TERMINATION AND TERMINATION PAY.

Subject to Section 5, which governs the occurrence of a Change in Control, the Executive’s employment under this Agreement will terminate under the circumstances set forth in this Section 4.

(a)     Definition of Accrued Obligations. For purposes of this Agreement, the term “Accrued Obligations” means the sum of: (i) any Base Salary earned but unpaid through the Executive’s Date of Termination, (ii) unpaid expense reimbursements (subject to, and in accordance with, Section 3(e)), and (iii) any vested benefits the Executive may have under any employee benefit plan of the Bank through the Date of Termination, which vested benefits will be paid and/or provided in accordance with the terms of the employee benefit plans. Unless otherwise provided by the applicable employee benefit plan, the Accrued Obligations, if any, will be paid to the Executive (or the Executive’s estate or beneficiary) within thirty (30) days following the Executive’s Date of Termination or earlier to the extent required by applicable law.

(b)     Death. This Agreement and the Executive’s employment with the Bank will terminate upon the Executive’s death, in which event the Bank’s sole obligation will be to pay or provide the Executive’s estate or beneficiary any Accrued Obligations plus a lump sum amount, payable within sixty (60) days of the Executive’s death, equal to six (6) month’s Base Salary.

(c)     Disability. The Bank shall be entitled to terminate the Executive’s employment and this Agreement due to the Executive’s Disability. If the Bank terminates the Executive’s employment due to the Executive’s Disability, the Bank’s sole obligation under this Agreement shall be to pay or provide the Executive any Accrued Obligations. For these purposes, the term “Disability” means the Executive is deemed disabled for purposes of the Bank’s long-term disability plan or policy that covers the Executive or is determined to be disabled by the Social Security Administration.

(d)     Termination for Cause. The Board of Directors may immediately terminate the Executive’s employment and this Agreement at any time for “Cause.” In the event the Executive’s employment is terminated for Cause, the Bank’s sole obligation will be to pay or provide to the Executive any Accrued Obligations. For purposes of this Agreement, the term “Cause” means termination because of, in the good faith determination of the Board of Directors, the Executive’s:

(i)      material act of dishonesty or any act of fraud, theft, or embezzlement in performing duties on behalf of the Bank or the Company;

(ii)      misconduct that in the judgment of the Board of Directors could reasonably be expected to cause economic damage to the Bank or the Company or injury to the business reputation of the Bank or the Company or any member of the Bank or the Company;

(iii)      breach of a fiduciary duty involving personal profit;

(iv)      failure to perform the Executive’s duties after written notice from the Board of Directors and the Executive’s failure to take corrective or curative action within two (2) weeks thereafter;

(v)      (A) violation of any law, rule or regulation (other than traffic violations or similar offenses that results only in a fine or other non-custodial penalty) that reflect adversely on the reputation of the Bank or the Company; (B) any felony conviction; (C) any violation of law involving moral turpitude; (D) any violation of a final cease-and-desist order; or (E) any violation of the policies and procedures of the Bank as outlined in the Bank’s employee handbook which could result in termination of any Bank employee, as from time to time amended and incorporated herein by reference;

(vi)      engaging in verbal, written, or physical harassment or abuse of a sexual nature; or

(vii)      material breach of any provision of this Agreement that is not cured within thirty (30) days.

Any determination of Cause under this Agreement will be made by the Board of Directors in its sole discretion by resolution adopted by members of the Board of Directors at a meeting called and held for that purpose.

(e)     Resignation by Executive without Good Reason. The Executive may resign from employment during the Term without Good Reason upon at least thirty (30) days prior written notice to the Board of Directors, provided, however, that the Bank may accelerate the Date of Termination upon receipt of written notice of the Executive’s resignation. In the event the Executive resigns without Good Reason, the Bank’s sole obligation under this Agreement will be to pay or provide any Accrued Obligations to the Executive.

(f)     Termination Without Cause or With Good Reason.

(i)      The Board of Directors may immediately terminate the Executive’s employment at any time for a reason other than Cause (a termination “Without Cause”), and the Executive may, by written notice to the Board of Directors, terminate the Executive’s employment at any time within sixty (60) days following an event constituting “Good Reason” (a termination “With Good Reason”); provided, however, that the Bank will have thirty (30) days to cure the “Good Reason” condition, but the Bank may waive its right to cure. In the event of a termination employment described under this Section 4(f)(i) during the Term and subject to the requirements of Section 4(f)(iii), the Bank will pay or provide the Executive the following:

(A)     any Accrued Obligations;

(B)      a gross cash payment equal to the Base Salary and bonus (based on the average bonus earned by the Executive for the three (3) most recently completed calendar years prior to the Executive’s Date of Termination or, if the Executive has not been employed for three (3) years, the number of years the Executive has been employed by the Bank) that would have been paid to the Executive during the remaining Term; payable in a lump sum within sixty (60) days of the Executive’s Date of Termination. For the avoidance of doubt, if the Executive has not received any bonus payment as of his Date of Termination, then the cash payment will equal only the Base Salary that would have been paid to the Executive during the remaining Term; and

(C)     provided that the Executive has elected continued health care coverage in accordance with the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), payment of COBRA health care costs by the Bank for up to twelve (12) consecutive months, or if less, for the period for which the Executive has elected COBRA coverage (commencing with the first month following the Executive’s Date of Termination and continuing until the twelfth month following the Executive’s Date of Termination).

(ii)     “Good Reason” exists if, without the Executive’s express written consent, any of the following occur:

(A)     a material reduction in the Executive’s Base Salary and/or aggregate incentive compensation opportunities under the Bank’s annual and long-term incentive plans or programs, as applicable;

(B)     a material reduction in the Executive’s authority, duties or responsibilities from the attributes associated with the Executive Position;

(C)     a relocation by the Bank of the Executive’s principal place of employment by more than thirty-five (35) miles from the Executive’s principal location of work; or

(D)     a material breach of this Agreement by the Bank.

(iii)     Notwithstanding anything to the contrary in Section 4(f)(i), the Executive will not receive any payments or benefits under Sections 4(f)(i)(B) or 4(f)(i)(C) unless and until the Executive executes a release of claims (the “Release”) in favor of the Bank and any affiliates, and their officers, directors, successors and assigns, releasing said persons from any and all claims, rights, demands, causes of action, suits, arbitrations or grievances relating to the employment relationship, including claims under the Age Discrimination in Employment Act, but not including claims for benefits under tax-qualified plans or other benefit plans in which the Executive is vested, claims for benefits required by applicable law or claims with respect to obligations set forth in this Agreement that survive the termination of this Agreement. The Release must be executed and become irrevocable by the 60th day following the Date of Termination, provided that if the 60-day period spans two (2) calendar years, then, to the extent necessary to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Code”), the payments and benefits described in this Section 4(f) will be paid, or commence, in the second calendar year.

(g)     Effect on Status as Employee and Director/Other Positions. In the event of the Executive’s termination of employment under this Agreement for any reason, unless otherwise agreed to by the mutual consent of the Executive and the Board of Directors, the termination will also constitute the Executive’s resignation from all positions with the Bank and the Company (or any subsidiary or affiliate thereof), including as a director of the Bank and the Company, as well as a director, officer or employee of any subsidiary or affiliate thereof, to the extent the Executive is acting as a director, officer or employee of any of the aforementioned entities.

(h)     Notice; Effective Date of Termination. Any notice of termination of employment under this Agreement must be communicated by or to the Executive or the Bank, as applicable, in accordance with Section 17. For purposes of this Agreement, the term “Date of Termination” means the Executive’s termination of employment pursuant to this Agreement, which will be effective on the earliest of: (i) immediately after the Bank gives notice to the Executive of the Executive’s termination Without Cause, unless the parties agree to a later date, in which case, termination will be effective as of such later date; (ii) immediately upon approval by the Board of Directors of termination of the Executive’s employment for Cause; (iii) immediately upon the Executive’s death or Disability; or (iv) thirty (30) days after the Executive gives written notice to the Bank of the Executive’s resignation from employment (including With Good Reason), provided that the Bank may set an earlier termination date at any time prior to the date of termination of employment, in which case the Executive’s resignation shall be effective as of that date.

5.     CHANGE IN CONTROL.

(a)     Change in Control Defined. For purposes of this Agreement, the term “Change in Control” means: (i) a change in the ownership of the Corporation; (ii) a change in the effective control of the Corporation; or (iii) a change in the ownership of a substantial portion of the assets of the Corporation as defined in accordance with Code Section 409A. For purposes of this Section 5(a), the term “Corporation” means the Bank, the Company or any of their successors, as applicable.

(i)       A change in the ownership of a Corporation occurs on the date that any one person, or more than one person acting as a group (as defined in Treasury Regulation 1.409A-3(i)(5)(v)(B)), acquires ownership of stock of the Corporation that, together with stock held by such person or group, constitutes more than fifty (50) percent of the total fair market value or total voting power of the stock of the Corporation.

(ii)      A change in the effective control of the Corporation occurs on the date that either (A) any one person, or more than one person acting as a group (as defined in Treasury Regulation 1.409A-3(i)(5)(vi)(D)) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Corporation possessing thirty (30) percent or more of the total voting power of the stock of the Corporation, or (B) a majority of the members of the Board of Directors is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the Board of Directors prior to the date of the appointment or election, provided that this subsection “(B)” is inapplicable where a majority stockholder of the Corporation is another corporation.

(iii)     A change in a substantial portion of the Corporation’s assets occurs on the date that any one person or more than one person acting as a group (as defined in Treasury Regulation 1.409A-3(i)(5)(vii)(C)) acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Corporation that have a total gross fair market value equal to or more than forty (40) percent of the total gross fair market value of all of the assets of the Corporation, determined without regard to any liabilities associated with such assets.

For all purposes hereunder, the definition of Change in Control shall be construed to be consistent with the requirements of Treasury Regulation 1.409A-3(i)(5), except to the extent that such regulations are superseded by subsequent guidance.

Notwithstanding anything herein to the contrary, a Change in Control will not be deemed to have occurred if (i) the Corporation undertakes a recapitalization or other transaction to comply with the federal and/or state capital-related requirements applicable to the Corporation or with an agreement, directive, order, action, or other issuance by a regulatory authority with jurisdiction over the Corporation or (ii) a regulatory authority with jurisdiction over the Corporation issues a directive or other requirement to change the composition of the Board of Directors.

(b)     Change in Control Benefits. Upon the termination of the Executive’s employment by the Bank or the Company (or any successor) Without Cause or by the Executive With Good Reason during the Term and on or within two years after the effective date of a Change in Control, the Bank (or any successor) will pay or provide the Executive, or the Executive’s estate in the event of the Executive’s death, with the following:

(i)     any Accrued Obligations;

(ii)     a gross payment (the “Change in Control Severance”) equal to two (2) times the Executive’s Base Salary in effect at the Date of Termination; and

(iii)     provided that the Executive has elected continued health care coverage in accordance with the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), payment of COBRA health care costs by the Bank for up to twelve (12) consecutive months, or if less, for the period for which the Executive has elected COBRA coverage (commencing with the first month following the Executive’s Date of Termination and continuing until the twelfth month following the Executive’s Date of Termination).

Notwithstanding the foregoing, the payments and benefits provided in this Section 5(b) will be payable to the Executive in lieu of any payments or benefits that are payable under Section 4(f).

6.     COVENANTS OF EXECUTIVE.

(a)     Non-Solicitation. The Executive hereby covenants and agrees that during the “Restricted Period,” the Executive will not, without the written consent of the Bank, either directly or indirectly:

(i)     solicit, offer employment to, or take any other action intended (or that a reasonable person acting in like circumstances would expect) to have the effect of causing any officer or employee of the Bank, or any of its respective subsidiaries or affiliates, to terminate his or her employment with the Bank and/or accept employment with another employer; or

(ii)     solicit, provide any information, advice or recommendation or take any other action intended (or that a reasonable person acting in like circumstances would expect) to have the effect of causing any customer of the Bank to terminate an existing business or commercial relationship with the Bank.

For purposes of this Section 6(a), the “Restricted Period” will be: (i) at all times during Executive’s period of employment with the Bank; and (ii) except as provided above, during the period beginning on Executive’s Date of Termination and ending on the one-year anniversary of the Date of Termination.

(b)     Confidentiality. The Executive recognizes and acknowledges that the Executive has been and will be the recipient of confidential and proprietary business information concerning the Bank, including without limitation, past, present, planned or considered business activities of the Bank, and the Executive acknowledges and agrees that the Executive will not, during or after the Term, disclose such confidential and proprietary information for any purposes whatsoever, except as may be expressly permitted in writing signed by the Bank, or as may be required by regulatory inquiry, law or court order.

(c)     Information/Cooperation. During the Term and thereafter, the Executive will, upon reasonable notice, furnish any information and assistance to the Bank as may be reasonably required by the Bank, in connection with any litigation in which it or any of its subsidiaries or affiliates is, or may become, a party; provided, however, that the Executive shall not be required to provide information or assistance with respect to any litigation between the Executive and the Bank or any other subsidiaries or affiliates of the Bank. The Bank will reimburse the Executive for reasonable expenses incurred by the Executive in providing assistance to the Bank pursuant to this provision.

(d)     Reliance. Except as otherwise provided, all payments and benefits to the Executive under this Agreement will be subject to the Executive’s compliance with this Section 6, to the extent applicable. The parties hereto, recognizing that irreparable injury will result to the Bank, its business and property in the event of the Executive’s breach of this Section 6, agree that, in the event of any such breach by the Executive, the Bank will be entitled, in addition to any other remedies and damages available, to an injunction to restrain the violation hereof by the Executive and all persons acting for or with the Executive. Nothing herein will be construed as prohibiting the Bank from pursuing any other remedies available to them for such breach or threatened breach, including the recovery of damages from the Executive.

7.     SOURCE OF PAYMENTS.

All payments provided in this Agreement shall be timely paid by check or direct deposit from the general funds of the Bank (or any successor of the Bank).

8.     EFFECT ON PRIOR AGREEMENTS AND EXISTING BENEFITS PLANS.

This Agreement contains the entire understanding between the parties hereto and supersedes any prior employment agreement between the Bank or any predecessor of the Bank and the Executive, except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to the Executive under another plan, program or agreement (other than an employment agreement) between the Bank and the Executive.

9.     NO ATTACHMENT; BINDING ON SUCCESSORS.

(a)     Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to affect any such action shall be null, void, and of no effect.

(b)     The Bank shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Bank, expressly and unconditionally to assume and agree to perform the Bank’s obligations under this Agreement, in the same manner and to the same extent that the Bank would be required to perform if no such succession or assignment had taken place. A successor’s failure to assent to this Agreement following a Change in Control shall be deemed to be a material breach of this Agreement under Section 4(f) hereof.

10.     MODIFICATION AND WAIVER.

(a)     This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

(b)     No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of the term or condition for the future as to any act other than that specifically waived.

11.     CERTAIN APPLICABLE LAW.

Notwithstanding anything herein contained to the contrary, the following provisions shall apply:

(a)     The Bank may terminate the Executive’s employment at any time, but any termination by the Bank other than termination for Cause shall not prejudice the Executive’s right to compensation or other benefits under this Agreement. The Executive shall have no right to receive compensation or other benefits under this Agreement for any period after the Executive’s termination for Cause, other than the Accrued Obligations.

(b)     In no event shall the Bank (or any affiliate) be obligated to make any payment pursuant to this Agreement that is prohibited by Section 18(k) of the Federal Deposit Insurance Act (codified at 12 U.S.C. sec. 1828(k)), 12 C.F.R. Part 359, or any other applicable law.

(c)     Notwithstanding anything in this Agreement to the contrary, to the extent that a payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that the payment or benefit is payable upon the Executive’s termination of employment, then the payments or benefits will be payable only upon the Executive’s “Separation from Service.” For purposes of this Agreement, a “Separation from Service” will have occurred if the Bank and the Executive reasonably anticipate that either no further services will be performed by the Executive after the Date of Termination (whether as an employee or as an independent contractor) or the level of further services performed is less than fifty (50) percent of the average level of bona fide services in the thirty-six (36) months immediately preceding the termination. For all purposes hereunder, the definition of Separation from Service shall be interpreted consistent with Treasury Regulation Section 1.409A-1(h)(ii).

(d)     Notwithstanding the foregoing, if the Executive is a “Specified Employee” (i.e., a “key employee” of a publicly traded company within the meaning of Section 409A of the Code and the regulations issued thereunder) and any payment under this Agreement is triggered due to the Executive’s Separation from Service, then solely to the extent necessary to avoid penalties under Section 409A of the Code, no payment will be made during the first six (6) months following the Executive’s Separation from Service. Rather, any payment which would otherwise be paid to the Executive during such period shall be accumulated and paid to the Executive in a lump sum on the first day of the seventh month following the Separation from Service. All subsequent payments shall be paid in the manner specified in this Agreement.

(e)     To the extent not specifically provided in this Agreement, any compensation or reimbursements payable to Executive shall be paid or provided no later than two and one-half (2.5) months after the calendar year in which such compensation is no longer subject to a substantial risk of forfeiture within the meaning of Treasury Regulation Section 1.409A-1(d).

(f)     Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).

(g)     Notwithstanding anything in this Agreement to the contrary, the Executive understands that nothing contained in this Agreement limits the Executive’s ability to file a charge or complaint with the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”) about a possible securities law violation without approval of the Bank (or any affiliate). The Executive further understands that this Agreement does not limit the Executive’s ability to communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Bank (or any affiliate) related to the possible securities law violation. This Agreement does not limit the Executive’s right to receive any resulting monetary award for information provided to any Government Agency. In addition, pursuant to the Defend Trade Secrets Act of 2016, the Executive understands that an individual may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. Further, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the employer’s trade secrets to the attorney and use the trade secret information in the court proceeding if the individual (y) files any document containing the trade secret under seal; and (z) does not disclose the trade secret, except pursuant to court order.

12.     SEVERABILITY.

If any provision of this Agreement is determined to be void or unenforceable, then the remaining provisions of this Agreement will remain in full force and effect.

13.     GOVERNING LAW.

This Agreement shall be governed by the laws of the Commonwealth of Massachusetts, but only to the extent not superseded by federal law.

14.     ARBITRATION.

Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted by a single arbitrator selected by the Bank (or in the case of arbitration following a Change in Control, selected by the Executive) within fifty (50) miles of Amesbury, Massachusetts, in accordance with the Commercial Rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrators’ award in any court having jurisdiction. The above notwithstanding, the Bank may seek injunctive relief in a court of competent jurisdiction in Massachusetts to restrain any breach or threatened breach of any provision of this Agreement, without prejudice to any other rights or remedies that may otherwise be available to the Bank.

15.     INDEMNIFICATION.

The Bank will provide the Executive (including the Executive’s heirs, executors and administrators) with coverage under a standard directors’ and officers’ liability insurance policy at its expense, and will indemnify the Executive (and the Executive’s heirs, executors and administrators) in accordance with the charter and bylaws of the Bank.

16.     TAX WITHHOLDING.

The Bank may withhold from any amounts payable to the Executive hereunder all federal, state, local or other taxes that the Bank may reasonably determine are required to be withheld pursuant to any applicable law or regulation (it being understood that Executive is responsible for payment of all taxes in respect of the payments and benefits provided herein).

17.     NOTICE.

For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below or if sent by facsimile or email, on the date it is actually received.

To the Bank:        BankProv

5 Market Street

Amesbury, Massachusetts 01913

Attention: Corporate Secretary

To Executive:       Most recent address on file with the Bank

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

BANKPROV

 /s/ Joseph B. Reilly
Joseph B. Reilly
Title: CEO

EXECUTIVE

 /s/ Kenneth R. Fisher

Kenneth R. Fisher